Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Brion D. Umidi
410-349-2431
brion@umidi.com

AROS COMPLETES ACQUISITION OF REGEN BIOLOGICS

Arnold, MD – June 21, 2002 – Aros Corporation (OTC: AROS) today announced the completion of its acquisition of ReGen Biologics, Inc., a privately held tissue engineering company that designs, develops, manufactures and markets minimally invasive human implants and medical devices for the repair and regeneration of damaged human tissue. Aros has acquired all of ReGen’s business and operating activities, including its employees, and will continue ReGen’s business out of ReGen’s current headquarters in Franklin Lakes, New Jersey.

“Aros reviewed many investment possibilities, and we believe that the ReGen patented technology presents an excellent growth opportunity for both Aros and ReGen investors,” said Mr. Alan Baldwin, Director of Aros Corporation. “The ReGen tissue engineering scaffold is applicable to a variety of therapeutic areas. In orthopedics, the Collagen Meniscus Implant (CMI) presents the potential of providing a surgical treatment not currently available for patients with meniscus tissue loss.” Mr. Baldwin continued, “Sales of the CMI have recently begun in Europe, and enrollment in a multi-center clinical trial in the U.S. is nearing completion.”

“The ReGen Board of Directors is delighted to join with Aros, to provide the next stage in funding the development of the innovative ReGen technology,” said Dr. Richard Steadman, long-time Director of ReGen and world-renowned sports orthopedic surgeon.

As a result of the merger, Dr. Richard Steadman, Dr. Robert McNeil, and Mr. Richard Fritschi have joined the Aros Board of Directors, and Mr. William Lewis has retired from the Aros Board of Directors. Dr. Steadman has been active in the development of the Collagen Meniscus Implant (CMI), ReGen’s flagship product. Dr. McNeil is a General Partner of Sanderling Ventures, a venture capital firm specializing in early stage investments in biomedical enterprises that has lent significant financial support in the development of ReGen and its products. Mr. Fritschi is currently President of Centerpulse Orthopedics Division, located in Zurich Switzerland, which continues to assist ReGen in the European distribution of its products.

Pursuant to the merger which was consummated as of June 21, 2002, Aros will issue approximately 35.4 million shares of its capital stock to former ReGen stockholders in exchange for all of the issued and outstanding stock of ReGen. In addition, Aros will assume ReGen’s outstanding common stock options and warrants to purchase up to an aggregate of approximately 13 million shares of Aros Common Stock on a post merger basis. Following the merger former ReGen stockholders will own approximately 80% of Aros on a fully diluted basis.

About Aros Corporation
 Aros Corporation (OTC: AROS) has been involved in the healthcare industry for over 15 years. Aros was formed as APACHE Medical Systems, Inc. in 1987 and it was a provider of clinically based decision support information systems, clinical database management services and clinical trial consulting services until July 2001, when it sold substantially all of its assets to Cerner Corporation (NASDAQ: CERN) in a cash transaction. Aros common stock has traded on the OTC bulletin board since February 2001.

About ReGen Biologics, Inc.
 ReGen Biologics, Inc. is a tissue regeneration company that designs, develops, manufactures and markets minimally invasive human implants and medical devices for the repair and regeneration of damaged human tissue. ReGen was founded in 1991 and is headquartered in Franklin Lakes, New Jersey. ReGen operates an ISO 9001 certified manufacturing facility in Redwood City, California. ReGen’s tissue regeneration scaffold has been applied to a variety of therapeutic applications and the company plans to develop and introduce a series of tissue regrowth products based on its patented technologies. ReGen’s flagship product, the Collagen Meniscus Implant (CMI), is focused in orthopedics. The CMI has recently begun to be marketed in Europe through a distribution agreement with Centerpulse (NYSE: CEP) (formerly Sulzer Medica, Inc.), and is nearing completion of enrollment in a major multi-center clinical trial in the United States. ReGen also sells an arthroscopic device used for meniscal repair procedures through a distribution agreement with Linvatec, a division of CONMED Corporation (NASDAQ: CNMD).

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Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on the current expectations and beliefs of the managements of Aros and ReGen and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, including those discussed in the Risk Factors section of Aros’ most recent annual report on Form 10K, as amended, on file with the Securities and Exchange Commission. Aros’ filings with the SEC are available to the public from commercial document-retrieval services and at the Web site maintained by the SEC at http://www.sec.gov.